Exhibit 10.1
RELEASE AND SETTLEMENT AGREEMENT

BY AND BETWEEN
ESG AUTOMOTIVE, INC.
AND
AMP ELECTRIC VEHICLES, INC.
and
AMP HOLDING INC.

For valuable and mutual consideration, the receipt and adequacy of which are acknowledged by the signing of this Release and Settlement Agreement (this “Agreement”) between ESG AUTOMOTIVE, INC., a Michigan corporation (“ESG”) 1391 Wheaton, Suite 700, Troy, Michigan 48083 and AMP ELECTRIC VEHICLES, INC., a Nevada corporation and its parent, AMP HOLDING INC., a Nevada corporation (together “AMP”) 100 Commerce Drive, Loveland, Ohio 45140 (collectively, the “Parties”).

1.	Settlement:

The parties mutually agree as follows:

a.
ESG provided services to AMP on account pursuant to Purchase Order 1141.  AMP has defaulted on payment on the account and the Parties agree that AMP owes ESG the amount of $281,235.64 (the “Account Balance”).

b.
Following execution of this Agreement, AMP shall pay to ESG the total sum of $281,235.64 which shall be paid per Exhibit A attached hereto.  If AMP receives additional capital from the sale of securities in a gross amount equal to or greater than $5,000,000.00, AMP shall pay the entire outstanding balance hereunder. It shall constitute a material default of this Agreement if AMP is more than five (5) days late in making any of the foregoing monthly payments and the entire remaining balance of the obligation shall immediately be due and owing.

c.	In consideration for AMP’s agreement to pay the settlement payments, ESG agrees to forego litigation against AMP, except the enforcement of the terms of this Agreement.

All payments will be made by wire transfer to:

Comerica Bank,
Account Name: ESG Automotive, Inc.
Account Number: 185256292
Routing Number: 072000096
SWIFT Code: MNBDUS33

2.
Release by AMP:  In exchange for the consideration provided in this Agreement and the other mutual promises and covenants contained in this Agreement, AMP hereby releases, acquits, and forever discharges ESG from any and all causes of action, claims, counterclaims, third party claims, liens, costs, injuries, expenses, agreements, damages, and demands whatsoever, at law or in equity, known and unknown, which AMP has against ESG relating to or stemming from the services provided by ESG and the Account Balance.  However, the parties agree that they can bring claims for breach of this Agreement against one another.

3.
Release by ESG: In exchange for the consideration provided in this Agreement and the other mutual promises and covenants contained in this Agreement, and subject to timely payment and satisfaction in full of the Account Balance by AMP, ESG releases, acquits, and forever discharges AMP from any and all causes of action, claims, counterclaims, third party claims, liens, costs, injuries, expenses, agreements, damages, and demands whatsoever, at law or in equity, known and unknown, which ESG has against AMP relating to or stemming from the services provided by ESG and the Account Balance.  However, the parties agree that they can bring claims for breach of this Agreement against one another.

4.
Attorney Fees and Expenses.  The parties agree that the settlement payments are given as compensation and full satisfaction for any and all claims, including but not limited to, attorneys’ fees, costs, and expenses; however, AMP will be liable for all attorneys’ fees, costs, and expenses that ESG may incur in collecting on this Agreement should AMP default under this Agreement.

5.	General provisions:

a.
AMP enters into this Agreement solely in the interest of avoiding additional costs that would result from litigation of this matter, and ESG acknowledges that the consideration described in this Agreement is adequate and sufficient and represents a full and complete settlement of any claims and/or rights as more fully described in paragraph 1.

b.
This Agreement embodies the entire understanding of the Parties and all of the terms and conditions with respect to the matters discussed in this Agreement; it supersedes and annuls any and all other or former agreements, contracts, promises, or representations, whether written or oral, expressed or implied, made by, for, or on behalf of ESG or AMP; and it may not be altered, superseded, or otherwise modified except in writing signed by the party to be charged. All executed copies of this Agreement are duplicate originals, equally admissible as evidence.

c.
The Parties further acknowledge and confirm that prior to executing this Agreement, each Party has reviewed the terms and conditions of this Agreement with its attorneys, or had the option of reviewing this Agreement with an attorney, and the execution of this Agreement has been made after full and complete opportunity for discussion of each aspect of this Agreement with said attorneys.  Further, although one Party may have prepared this Agreement, they have equally participated in or have had the opportunity to participate in the drafting of this Agreement.  As such, in the event any term is ambiguous or uncertain, no construction or inference shall arise against or in favor of any Party as a result of drafting or participating in the drafting of this Agreement and any ambiguity or uncertainty shall be resolved fairly and in accordance with the intent of the Agreement as a whole.

d.	Failure by any Party to enforce any of the remedies provided to it in this Agreement will not be deemed a waiver of those rights.

e.
The Party representatives executing this Agreement warrant that they are the duly authorized representatives of the respective entities designated below, and are fully empowered to execute this Agreement on behalf of the respective Parties.

f.
This Agreement shall be construed in accordance with the internal laws of the State of Ohio without regard to conflicts of laws principles that might impose the law of any other jurisdiction. If any provision of this Agreement is for any reason held to be invalid or unenforceable, such provision will not affect any other provision of this Agreement, but this Agreement will be construed as if such invalid and/or unenforceable provision had never been contained in the Agreement.

g.
All Parties agree to cooperate fully and execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force and effect to the basic terms and intent of this Settlement Agreement.

h.	Time is of the essence in this Agreement.

i.	No Party may seek to rescind this Agreement, whether for mistakes, fraud, change of circumstance or the like.

j.
The Parties warrant, represent, and agree that they are not relying on the advice of the opposing attorneys as to the legal (including tax) consequences of this Agreement.  Furthermore, the Parties hereby release and discharge each other’s attorneys from any and all claims, rights, damages, costs, including reasonable attorneys’ fees or expenses of any nature whatsoever that may hereafter arise by reason of the legal (including tax) consequences of this Agreement, except as provided in paragraph 4 above.

6.
The effective date of this Agreement will be the date on which the last party signs this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.  This document is executed on multiple originals in the presence of the undersigned competent witnesses after due reading of the whole.

THIS IS A RELEASE.  READ BEFORE SIGNING.

ESG AUTOMOTIVE, INC.

By:        /s/Steve Polakowski
Steve Polakowski
Its:        President

Date:     December 20, 2012

AMP ELECTRIC VEHICLES, INC.

By:         /s/Martin Rucidlo

Its:          Martin Rucidlo

Date:       December 31, 2012

AMP HOLDING INC.

By:           /s/Stephen Burns

Its:           Stephen Burns

Date:       December 31, 2012

EXHIBIT A

Payment Schedule

Payment #	Month	Day	Year	Payment Amount

1	January	15	2013	$2,500.00
2	February	15	2013	2,500.00
3	March	15	2012	2,500.00
4	April	15	2013	5,000.00
5	May	15	2013	5,000.00
6	June	15	2013	5,000.00
7	July	15	2013	15,000.00
8	August	15	2013	15,000.00
9	September	15	2013	15,000.00
10	October	15	2013	30,000.00
11	November	15	2013	30,000.00
12	December	15	2013	30,000.00
13	January	15	2014	40,000.00
14	February	15	2014	40,000.00
15	March	15	2014	44,335.64
				$281,835.64

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